Exhibit 10.33

Energous Corporation

Non-Employee Director Compensation Policy

Members of the Board of Directors (the “Board”) of Energous Corporation (the “Company”) who are not employees of the Company or any subsidiary of the Company (“Directors”) shall be paid the following amounts in consideration for their services on the Board.

Initial Compensation

Upon his or her initial election to the Board (the “Appointment Date”), each new Director shall receive restricted stock units (“RSUs”) having a value equal to $225,000 divided by the Fair Market Value of the Common Stock (as defined below) on the Appointment Date. Such RSUs shall vest annually vest in three equal annual installments beginning on the one-year anniversary of the Appointment Date (each such anniversary an “Initial Award Vesting Date”). If a Director ceases to serve as a Director before an Initial Award Vesting Date due to the Director’s death, or if there is a Change in Control prior to an Initial Award Vesting Date, then the RSUs shall become fully vested as of the date of such death or Change in Control, as applicable. If a Director ceases to serve as a Director at any time for any reason other than death before the earlier of an Initial Award Vesting Date or a Change in Control, then any remaining unvested portion of such initial equity grant shall be forfeited as of the date of such cessation of services.

A Director may elect to receive all or any portion of the RSUs payable upon his or her initial election to the Board in the form of deferred stock units (“DSUs”). DSUs are bookkeeping entries representing the equivalent of shares of the Company’s common stock “Common Stock”) and are paid in shares of Common Stock on the effective date of the Director’s cessation of services to the Board. To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically on a form acceptable to the Company prior to the Appointment Date. If a Director elects to receive DSUs in lieu of RSUs granted upon his or her initial election to the Board, such Director shall be granted a number of DSUs equal to the number of RSUs pursuant to which such election has been made. Any DSUs awarded to a Director pursuant to this paragraph shall have the same vesting terms and conditions as RSUs described in the immediately preceding paragraph as if such Director had elected to receive RSUs pursuant to the immediately preceding paragraph.

Annual Compensation

Cash Compensation

Each Director shall be paid an annual cash retainer of $50,000 prorated for partial years of service and paid quarterly in arrears. The Chairman of the Board, Lead Independent Director and committee members shall be paid the following additional annual cash retainer amounts paid quarterly in arrears:

Chairman of the Board:	$50,000
Lead Independent Director:	$25,000
Audit Committee Chair:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$15,000
Compensation Committee Member:	$5,000
Corporate Governance and Nominating Committee Chair:	$10,000
Corporate Governance and Nominating Committee Member:	$5,000

A Director may elect to receive all or any portion of the cash consideration otherwise payable in respect of a particular calendar year in the form of DSUs. To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically on a form acceptable to the Company prior to the commencement of the subject year. If a Director elects to receive DSUs in lieu of cash for a particular calendar year, such Director shall, on the first trading day following December 31 of the preceding year (the “DSU Grant Date”), be granted a number of DSUs equal to the cash amount of such election divided by the Fair Market Value of the Common Stock on the DSU Grant Date. The DSUs shall not become vested until the first anniversary of the DSU Grant Date (the “DSU Vesting Date”). If a Director ceases to serve as a Director before the DSU Vesting Date due to the Director’s death, or if there is a Change in Control prior to the DSU Vesting Date, then the DSUs shall become fully vested as of the date of such death or Change in Control, as applicable. If a Director ceases to serve as a Director at any time for any reason other than death before the earlier of the DSU Vesting Date or a Change in Control, then the DSUs shall become vested pro rata (based on the number of days between the DSU Grant Date and the date of cessation of services divided by 365), and to the extent the DSUs are not thereby vested they shall be forfeited as of the date of such cessation of services.

Equity Compensation

On the first trading day following December 31 of each year (each, an “RSU Grant Date”), each Director will also be awarded a number of RSUs equal to $75,000 divided by the Fair Market Value of the Common Stock on the RSU Grant Date; provided, however, a Director may elect to receive all or any portion of such compensation in the form of DSUs. To be effective, notice of such election must be delivered to the Company’s Chief Financial Officer in writing or electronically on a form acceptable to the Company prior to the commencement of the subject year. In addition, the Chairman of the Board, if independent, shall be awarded an additional 25,000 RSUs on the RSU Grant Date. All Director RSUs under this Policy shall be made under and pursuant to the Plan (as defined below). The RSUs shall not become vested until the first anniversary of the RSU Grant Date (the “Annual Award Vesting Date”). If a Director ceases to serve as a Director before the Annual Award Vesting Date due to the Director’s death, or if there is a Change in Control prior to the Annual Award Vesting Date, then the RSUs shall become fully vested as of the date of such death or Change in Control, as applicable. If a Director ceases to serve as a Director at any time for any reason other than death before the earlier of the Annual Award Vesting Date or a Change in Control, then the annual equity grant shall become vested pro rata (based on the number of days between the RSU Grant Date and the date of cessation of services divided by 365), and to the extent the RSUs are not thereby vested they shall be forfeited as of the date of such cessation of services.

Equity Award Terms

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Company’s 2014 Non-Employee Equity Compensation Plan (the “Plan”). Any DSUs issued in accordance with the terms of this Policy shall be made under and pursuant to the Plan. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director’s unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by Directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director on the Board or on the board of directors of a Company subsidiary receives no additional compensation for such service.

Section 409A

This Policy is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Policy shall be interpreted and administered to be in compliance therewith. Any payments described in this Policy that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

Amended December 28, 2018

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